Exhibit 10.3

DATED	June 30, 2009

CME Development Corporation

- and -

Charles Frank

CONTRACT OF EMPLOYMENT

CONTRACT OF EMPLOYMENT AND STATEMENT OF PARTICULARS PURSUANT TO SECTION 1 OF THE EMPLOYMENT RIGHTS ACT 1996 (the “Contract”)

Name and Address of Employer:	CME Development Corporation, Corporation Trust Centre, 1209 Orange Street, Wilmington, Delaware, United States of America (the “Company”)
Name and Address of Employee:	Charles Frank, residing at c/o The Phillips Club, 155 West 66th Street, New York, NY 10023, United States of America
Date this Contract takes effect:	June 30, 2009

1	COMMENCEMENT OF AND CONDITIONS TO EMPLOYMENT

1.1
Your employment with the Company shall commence on July 1, 2009 or such other date as agreed between you and the President and Chief Operating Officer of the CME group (the “Commencement Date”) and shall continue until June 30, 2010, subject to the provisions of Clause 10 hereof.

1.2
You represent and warrant that you are not bound by or subject to any contract, court order, agreement, arrangement or undertaking which in any way restricts or prohibits you from entering into this Contract or performing your duties under it.

1.3	This Contract shall replace and supersede any and all previous agreements, arrangements or understandings between you and the Company or any affiliate of thereof.

2	JOB TITLE AND DUTIES

2.1	Your job title is Interim Chief Financial Officer, reporting directly to the President and Chief Operating Officer of the CME group.

2.1.1	You will perform such functions and undertake such responsibilities as are customarily associated with such a position as your main duties.

2.2	You shall use your best endeavours to promote and protect the interests of the Company and shall not do anything that is harmful to those interests.

3	PLACE OF WORK

3.1
It is agreed that your position will require that you spend extensive time travelling for the proper performance of your duties, both to the countries of the CME group’s operations and elsewhere as may be required from time to time.

4	REMUNERATION

4.1
From the Commencement Date, your basic salary is 460,000 US dollars ($) per year. Your salary shall be payable monthly in arrears. Salary payments shall be made by credit transfer into your bank account after all necessary deductions for relevant taxes and social security payments.

4.2
You shall be entitled to participate in the CME Management Compensation Policy (the “Policy”). The amount, if any, of any bonus awarded pursuant to the Policy shall be determined by the President and Chief Operating Officer of the CME group, pursuant to the rules of the Policy. Any bonus awarded will be based on a figure representing 100% of your gross annual salary. Any bonus earned in respect of the 2009 or 2010 fiscal year shall be pro rated for the period served; and any bonus earned in respect of the 2010 fiscal year will be paid, notwithstanding early termination of this Contract by the Company (other than for cause) or anything to the contrary in the Policy, at the time bonuses would otherwise be payable in respect of the 2010 fiscal year under the Policy.

5	OTHER BENEFITS

5.1	The Company shall, in lieu of coverage under the Company’s group health insurance policy, pay the costs for your health insurance policy with Van Breda International.

6	EXPENSES AND OTHER COSTS

The Company shall reimburse you for all reasonable expenses incurred by you in the   proper performance of your duties under this Contract on production of appropriate receipts in accordance with the Company’s Employee Handbook.

7	HOURS OF WORK

Your normal working hours are 40 hours per week/from 9:00am to 6:00pm Monday to Friday together with such additional hours as may be necessary for the proper performance of your duties. This may include working in the evenings, outside normal office hours, at weekends or on public holidays.  No additional pay or time off will be permitted.

8	HOLIDAYS

8.1	You are entitled to 25 days’ holiday per annum (in addition to public holidays) and such other days as may be provided in the Company’s Employee Handbook.

8.2	Your entitlement to holiday accrues pro rata on an annual basis as calculated from 1 April until 31 March (inclusive) each year (the “Holiday Year”).

8.3	On termination, you will be paid only for accrued vacation in the relevant Holiday Year and not for vacation carried over from the previous year.

8.4
If your employment is terminated without notice, you will not be entitled to holiday pay for holiday that would have accrued during the notice period, had you continued to be employed throughout that time.

8.5	The Company may also refuse to allow you to take holiday in circumstances where it would be inconvenient to the business of the Company.

9	SICKNESS

9.1	You will be entitled to sick pay in accordance with the Company’s sick leave policy set out in the Company’s Employee Handbook.

9.2
The Company may from time to time in its reasonable discretion and at its expense require you to be examined by a medical advisor nominated by the Company and you agree to provide such formal consents as may be reasonably necessary for the results of such examinations to be disclosed to the Company.  Such information obtained from you shall be held in accordance with the data protection provision as set out in clause 16 of this Contract.

10	TERMINATION

10.1
You may terminate this contract upon giving three month’s notice. In the event you give notice of termination pursuant to this Clause, the Company may opt to provide you with payment in lieu of notice.  This payment will comprise solely your basic salary (at the rate payable when this option is exercised) and any unpaid bonus which has been earned in accordance with the Policy, subject to deductions for income tax and social security as appropriate.

10.2
The Company may at any time and in its absolute discretion (whether or not any notice of termination has been given under clause 10.1 above) terminate this contract with immediate effect and make a payment in lieu of notice.  This payment will comprise solely the outstanding balance of your basic salary from the date of termination through and including the end date of contract and any unpaid bonus which has been earned in accordance with the Policy, subject to deductions for income tax and social security contributions as appropriate.

10.3
On the termination of this Agreement, you are entitled to receive options over 10,000 shares of Class A Common Stock of Central European Media Enterprises Ltd. In the event you have not been appointed to serve as a member of the Board of Directors of Central European Media Enterprises Ltd. as of June 30, 2010 on the expiration of this Contract, you are entitled to receive a payment of $70,000.

10.4
Your employment may be terminated by the Company without notice or payment in lieu of notice by reason of your gross misconduct. Examples of gross misconduct are set out in the Company’s Employee Handbook.

11	SUSPENSION

11.1	The Company may suspend you from your duties on full pay to allow the Company to investigate any bona-fide complaint made against you in relation to your employment with the Company.

11.2
Provided you continue to enjoy your full contractual benefits and receive your pay in accordance with this Contract, the Company may in its absolute discretion do all or any of the following after you or the Company have given notice of termination to the other, without breaching this Contract or incurring any liability or giving rise to any claim against it:

11.2.1	exclude you from the premises of the Company;

11.2.2	require you to carry out only specified duties (consistent with your status, role and experience) or to carry out no duties;

11.2.3	announce to any of its employees, suppliers, customers and business partners that you have been given notice of termination or have resigned (as the case may be);

11.2.4
prohibit you from communicating in any way with any or all of the suppliers, customers, business partners, employees, agents or representatives of the Company until your employment has terminated except to the extent that you are authorised by the General Counsel of the CME group in writing; and

11.2.5	require you to comply with any other reasonable conditions imposed by the Company.

11.3	You will continue to be bound by all obligations owed to the Company under this Contract until termination of this Contract in accordance with clause 10 or such later date as provided herein.

12	CONFIDENTIAL INFORMATION

12.1
You agree during and after the termination of your employment not to use or disclose to any person (and shall use your best endeavours to prevent the use, publication or disclosure of ) any confidential information:

12.1.1	concerning the business of the CME group and which comes to your knowledge during the course of or in connection with your employment or your holding office with the Company; or

12.1.2
concerning the business of any client or person having dealings with the CME group and which is obtained directly or indirectly in circumstances where the CME group is subject to a duty of confidentiality.

12.2
For the purposes of clause 12.1.1 above, information of a confidential or secret nature includes but is not limited to information disclosed to you or known, learned, created or observed by you as a consequence of or through your employment with the Company, not generally known in the relevant trade or industry about the Company’s business activities, services and processes, including but not limited to information concerning advertising, sales promotion, publicity, sales data, research, programming and plans for programming, finances, accounting, methods, processes, business plans (including prospective or pending licence applications or investments in licence holders or applicants), client or supplier lists and records, potential client or supplier lists, and client or supplier billing.

12.3	This clause shall not apply to information which is:

12.3.1	used or disclosed in the proper performance of your duties or with the consent of the Company;

12.3.2	ordered to be disclosed by a court of competent jurisdiction or otherwise required to be disclosed by law or pursuant to the rules of any applicable stock exchange; or

12.3.3	in or comes into the public domain (otherwise than due to a default by you).

13	INTELLECTUAL PROPERTY

13.1	You shall assign with full title your entire interest in any Intellectual Property Right (as defined below) to the Company to hold as absolute owner.

13.2
You shall communicate to the Company full particulars of any Intellectual Property Right in any work or thing created by you and you shall not use, license, assign, purport to license or assign or disclose to any person or exploit any Intellectual Property Right without the prior written consent of the Company.

13.3
In addition to and without derogation of the covenants imposed by the Law of Property (Miscellaneous Provisions) Act 1994, you shall prepare and execute such instruments and do such other acts and things as may be necessary or desirable (at the request and expense of the Company) to enable the Company (or its nominee) to obtain protection of any Intellectual Property Right vested in the Company in such parts of the world as may be specified by the Company (or its nominee) and to enable the Company to exploit any Intellectual Property Right vested in it to its best advantage.

13.4
You hereby irrevocably appoint the Company to be your attorney in your name and on your behalf to sign, execute or do any instrument or thing and generally to use your name for the purpose of giving to the Company (or its nominee) the full benefit of the provisions of this clause and a certificate in writing signed by any director or the secretary of the Company that any instrument or act relating to such Intellectual Property Right falls within the authority conferred by this clause shall be conclusive evidence that such is the case in favour of any third party.

13.5
You hereby waive all of your moral rights (as defined in the Copyright, Designs and Patents Act 1988) in respect of any act by the Company and any act of a third party done with the Company’s authority in relation to any Intellectual Property Right which is or becomes the property of the Company.

13.6
“Intellectual Property Right” means a copyright, know-how, trade secret and any other intellectual property right of any nature whatsoever throughout the world (whether registered or unregistered and including all applications and rights to apply for the same) which:

13.6.1	relates to the business or any product or service of the Company; and

13.6.2	is invented, developed, created or acquired by you (whether alone or jointly with any other person) during the period of your employment with the Company;

and for these purposes and for the purposes of the other provisions of this clause 13, references to the Company shall be deemed to include references to any Associated Company (as defined in clause 19.6 below).

14	DISCIPLINARY AND GRIEVANCE PROCEDURES

The Company’s disciplinary and grievance procedure is set out in the Company’s Employee Handbook.  It does not form part of your contract of employment and may be applied at the Company’s sole discretion.

15	COLLECTIVE AGREEMENTS/WORKFORCE AGREEMENTS

There are no collective agreements or workforce agreements applicable to you or which affect your terms of employment.

16	DATA PROTECTION

16.1
You acknowledge that the Company will hold personal data relating to you.  Such data will include your employment application, address, references, bank details, performance appraisals, work, holiday and sickness records, next of kin, salary reviews, remuneration details and other records (which may, where necessary, include sensitive data relating to your health and data held for equal opportunities purposes).  The Company will hold such personal data for personnel administration and management purposes and to comply with its obligations regarding the retention of your records.  Your right of access to such data is as prescribed by law.

16.2
By signing this Contract, you agree that the Company may process personal data relating to you for personnel administration and management purposes and may, when necessary for those purposes, make such data available to its advisors, to third parties providing products and/or services to the Company and as required by law.

17	CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 1999

Unless the right of enforcement is expressly granted, it is not intended that a third party should have the right to enforce the provisions of this Contract pursuant to the Contracts (Rights of Third Parties) Act 1999.

18	MONITORING OF COMPUTER SYSTEMS

18.1
The Company will monitor messages sent and received via the email and voicemail system to ensure that employees are complying with the Company’s Information Technology policy (as detailed in the Company’s Employee Handbook).

18.2
The Company reserves the right to retrieve the contents of messages for the purpose of monitoring whether the use of the email system is in accordance with the Company’s best practice, whether use of the computer system is legitimate, to find lost messages or to retrieve messages lost due to computer failure, to assist in the investigations of wrongful acts or to comply with any legal obligation.

18.3
You should be aware that no email or voicemail sent or received through the Company’s system is private.  The Company reserves and intends to exercise its right to review, audit, intercept, access and disclose on a random basis all messages created from it or sent over its computer system for any purpose.  The contents of email or voicemail so obtained by the Company in the proper exercise of these powers may be disclosed without your permission.  You should be aware that the emails or voicemails or any document created on the Company’s computer system, however confidential or damaging, may have to be disclosed in court or other proceedings.  An email which has been trashed or deleted can still be retrieved.

18.4
The Company further reserves and intends to exercise its right to monitor all use of the internet through its information technology systems, to the extent authorised by law.  By your signature to this Contract, you consent to any such monitoring.

19	POST-EMPLOYMENT RESTRICTIONS

19.1
You agree for a period of six months after the termination of your employment that you shall not either on your own account or on behalf of any other person, firm or company directly or indirectly, carry on or be engaged, concerned or interested in any business which is competitive with the business of securing television licences, operating television stations and/or programming services in which Central European Media Enterprises Ltd. and/or any Associated Company (as defined below) is engaged and with which you were actively involved at any time in the twelve months preceding the termination of your employment (the “Restricted Business”) within the territories of operation of Central European Media Enterprises Ltd. and/or any Associated Company.

19.2
You agree, in connection with the carrying on of the Restricted Business that for a period of six months after the termination of your employment, you shall not, either on your own account or on behalf of any other person, firm or company, directly or indirectly, seek to do business and/or do business with any person, firm or company who at any time during the twelve months preceding the termination of your employment had material dealings with the Company or any Associated Company in the ordinary course of business.

19.3
You agree for a period of six months following the termination of your employment, that you shall not solicit or employ or cause to be employed, whether directly or indirectly, any employee of the CME group who has substantial knowledge of confidential aspects of the business of the CME group, and with whom at any time during the period of twelve months prior to such termination you had material dealings.

19.4
Each of the restrictions in this clause shall be enforceable independently of each other and its validity shall not be affected if any of the others is invalid.  If any of the restrictions is void but would be valid if some part of the restriction were deleted, the restriction in question shall apply with such modification as may be necessary to make it valid.

19.5	The restrictions set forth in this clause 19 shall not apply if the Company is in breach of this Contract.

19.6
For the purposes of this Contract, “Associated Company” shall mean a subsidiary (as defined by the Companies Act 1985 as amended) and any other company which is for the time being a holding company (as defined by the Companies Act 1985 as amended) of the Company or another subsidiary of such holding company.

20	INDEMNITY

20.1
The Company will indemnify you and pay on your behalf all Expenses (as defined below) incurred by you in any Proceeding (as defined below), whether the Proceeding which gave rise to the right of indemnification pursuant to this Contract occurred prior to or after the date of this Contract provided that you shall promptly notify the Company of such Proceeding and the Company shall be entitled to participate in such Proceeding and, to the extent that it wishes, jointly with you, assume the defence thereof with counsel of its choice.  This indemnification shall not apply if it is determined by a court of competent jurisdiction in a Proceeding that any losses, claims, damages or liabilities arose primarily out of your gross negligence, wilful misconduct or bad faith.

20.2
The term “Proceeding” shall include any threatened, pending or completed action, suit or proceeding, or any inquiry or investigation, whether brought in the name of the Company or otherwise and whether of a civil, criminal, administrative or investigative nature, including, but not limited to, actions, suits or proceedings brought under or predicated upon any securities laws, in which you may be or may have been involved as a party or otherwise, and any threatened, pending or completed action, suit or proceeding or any inquiry or investigation that you in good faith believe might lead to the institution of any such action, suit or proceeding or any such inquiry or investigation, by reason of the fact that you are or were serving at the request of the Company as a director, officer or manager of any other Associated Company, whether or not you are serving in such capacity at the time any liability or expense is incurred for which indemnification or reimbursement can be provided under this Contract.

20.3
The term "Expenses” shall include, without limitation thereto, expenses (including, without limitation, attorneys fees and expenses) of investigations, judicial or administrative proceedings or appeals, damages, judgments, fines, penalties or amounts paid in settlement by or on behalf of you and any expenses of establishing a right to indemnification under this Contract.

20.4
The Expenses incurred by you in any Proceeding shall be paid by the Company as incurred and in advance of the final disposition of the Proceeding at your written request.  You hereby agree and undertake to repay such amounts if it shall ultimately be decided in a Proceeding that you are not entitled to be indemnified by the Company pursuant to this Contract or otherwise.

20.5
The indemnification and advancement of Expenses provided by this Contract shall not be deemed exclusive of any other rights to which you may be entitled under the Company’s Certificate of Incorporation or the constituent documents of any other Associated Company for which you are serving as a director, officer or manager at the request of the Company, the laws under which the Company was formed, or otherwise, and may be exercised in any order you elect and prior to, concurrently with or following the exercise of any other such rights to which you may be entitled, including pursuant to directors and officers insurance maintained by the Company, both as to action in official capacity and as to action in another capacity while holding such office, and the exercise of such rights shall not be deemed a waiver of any of the provisions of this Contract.  To the extent that a change in law (whether by statute or judicial decision) permits greater indemnification by agreement than would be afforded under this Contract, it is the intent of the parties hereto that you shall enjoy by this Contract the greater benefit so afforded by such change.  The provisions of this clause shall survive the expiration or termination, for any reason, of this Contract and shall be separately enforceable.

21	GENERAL

21.1	You hereby authorise the Company to deduct from any salary payable to you any sums owing by you to the Company.

21.2	As from the effective date of this Contract, all other agreements or arrangements between you and the Company shall cease to have effect.

21.3	This Contract shall be governed by and construed in accordance with English law.

21.4
The terms set out in this Contract should be read in conjunction with the various rules and procedures set out in the Company’s Employee Handbook.  The Company’s Employee Handbook does not form part of this Contract. For the avoidance of doubt, in the event that there is any conflict between the terms of this Contract and the Company’s Employee Handbook, this Contract shall prevail.

The Company and Charles Frank agree to the terms set out above.

Signed as a Deed by CME Development Corporation acting by:

Herbert Granath, Director	/s/ Herbert Granath

Mark Wyllie, Director	/s/ Mark Wyllie

Signed as a Deed by Charles Frank	/s/ Charles Frank

in the presence of:

Witness signature:	/s/ Corina Dorobantu

Name:	Corina Dorobantu

Address:	___________________________________
___________________________________

Occupation:	Assistant to President and Chief Operating Officer